FORM OF
                          CERTIFICATE OF DESIGNATION
                               SUPPLEMENTING THE
                 AMENDED AND RESTATED DECLARATION OF TRUST OF
                             NEW PLAN REALTY TRUST

1. Pursuant to authority granted under Section 6.1.2 of the Amended and Restated Declaration of Trust of New Plan Realty Trust (the "Trust"), the Board of Trustees of the Trust hereby establishes a series of preferred shares designated 7.80% Series A Step Up Premium Rate Preferred Shares (Liquidation Preference $500.00 Per Share) (the "Series A Preferred Shares") on the following terms:

     A.   Certain Definitions.

          Unless the context otherwise requires, the terms defined in this paragraph A of Section 1 shall have, for all purposes of this Certificate of Designation, the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural).

          "Business Day" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Common Shares" shall mean the shares of beneficial interest, without par value per share, of the Trust.

          "Junior Shares" shall have the meaning set forth in subparagraph (2) of paragraph B.

          "Preferred Shares" shall mean preferred shares of the Trust having a par value of $1.00 per share.

          "Quarterly Distribution Date" shall have the meaning set forth in subparagraph (3) of paragraph B.

          "Quarterly Distribution Period" shall have the meaning set forth in subparagraph (3) of paragraph B.

          "Record Date" shall have the meaning set forth in subparagraph (3) of paragraph B.

          "REIT" shall mean a Real Estate Investment Trust under Section 856 of the Code.

          "Series A Redemption Date" shall have the meaning set forth in subparagraph (5) of paragraph B.

          "Series A Redemption Price" shall have the meaning set forth in subparagraph (5) of paragraph B.

     B.   Series A Preferred Shares.

          (1) Number. The maximum number of shares of the Series A Preferred Shares shall be 150,000.

          (2) Relative Seniority. In respect of rights to receive distributions and to participate in distributions or payments in the event of any liquidation, dissolution or winding-up of the Trust, the Series A Preferred Shares shall rank pari passu with any other Preferred Shares of the Trust unless the terms of such other preferred shares provide otherwise, and will rank senior to the Common Shares and any other class or series of shares of beneficial interest of the Trust ranking, as to distributions and upon liquidation, dissolution or winding-up, junior (collectively, the "Junior Shares") to the Series A Preferred Shares. The Trust may authorize or increase any class or series of shares ranking on a parity with or junior to the Series A Preferred Shares as to distribution rights and upon liquidation, dissolution or winding-up, without the vote or consent of the holders of the Series A Preferred Shares.

          (3) Distributions. The holders of the then outstanding Series A Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Trustees out of any funds legally available therefor, cumulative distributions at the rate of $39.00 per share per year through September 15, 2012 and at the rate of $49.00 per share per year thereafter, payable in equal amounts of $9.75 per share quarterly in cash through September 15, 2012 and in equal amounts of $12.25 per share quarterly in cash thereafter, on the fifteenth day, or if not a Business Day, the next succeeding Business Day, of March, June, September and December in each year, beginning September 15, 1997 (each such day being hereinafter called a "Quarterly Distribution Date" and each period ending on a Quarterly Distribution Date being called a "Quarterly Distribution Period"), to shareholders of record at the close of business on such date as shall be fixed by the Board of Trustees at the time of declaration of the distribution (the "Record Date"), which shall not be less than 10 nor more than 30 days preceding the Quarterly Distribution Date. The amount of any distribution payable for the initial Distribution Period and for any other Distribution Period shorter than a full Quarterly Distribution Period shall be prorated and computed on the basis of a 360-day year of twelve 30-day months. Distributions on each share of Series A Preferred Shares shall accrue and be cumulative from and including the date of original issue thereof, whether or not (i) the Trust has earnings, (ii) on any Quarterly Distribution Date there shall be funds legally available for the payment of distributions or (iii) such distributions are authorized. Distributions paid on the Series A Preferred Shares in an amount less than the total amount of such distributions at the time accrued and payable on such shares shall be allocated pro rata on a per share basis among all such shares at the time outstanding. Accrued but unpaid dividends on the Series A Preferred Shares will not bear interest and holders of the Series A Preferred Shares will not be entitled to any dividends in excess of full cumulative dividends as described above. Any dividend payment on Series A Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

     The amount of any distributions accrued on any Series A Preferred Shares at any Quarterly Distribution Date shall be the amount of any unpaid distributions accumulated thereon, to and including such Quarterly Distribution Date, whether or not earned or declared, and the amount of distributions accrued on any Series A Preferred Shares at any date other than a Quarterly Distribution Date shall be equal to the sum of the amount of any unpaid distributions accumulated thereon, to and including the last preceding Quarterly Distribution Date, whether or not earned or declared, plus an amount calculated on the basis of the applicable annual distribution rate for the period after such last preceding Quarterly Distribution Date to and including the date as of which the calculation is made based on a 360-day year of twelve 30-day months.

     Except as provided in this Certificate of Designation Supplementing the Amended and Restated Declaration of Trust of the Trust (the "Certificate of Designation"), the Series A Preferred Shares shall not be entitled to participate in the earnings or assets of the Trust.

          (4)  Liquidation Rights.

               (a) Upon the voluntary or involuntary dissolution, liquidation or winding-up of the Trust, the holders of the Series A Preferred Shares then outstanding shall be entitled to receive and to be paid out of the assets of the Trust legally available for distribution to its shareholders, before any payment or distribution shall be made on any Junior Shares, the amount of $500.00 per Series A Preferred Share, plus accrued and unpaid distributions thereon to the date of such dissolution, liquidation or winding-up.

               (b) After the payment to the holders of the Series A Preferred Shares of full preferential amounts provided for in this Certificate of Designation, the holders of the Series A Preferred Shares as such shall have no right or claim to any of the remaining assets of the Trust.

               (c) If, upon any voluntary or involuntary dissolution, liquidation, or winding-up of the Trust, the amounts payable with respect to the preference value of the Series A Preferred Shares and any other shares of beneficial interest or Preferred Shares of the Trust ranking as to any such distribution on a parity with the Series A Preferred Shares are not paid in full, the holders of the Series A Preferred Shares and of such other shares will share ratably in any such distribution of assets of the Trust in proportion to the full respective preference amounts to which they are entitled.

               (d) Neither (i) the sale or other disposition of all or substantially all the property or business of the Trust,
                    (ii) the merger or consolidation of the Trust into or with any other entity nor (iii) the dissolution, liquidation, winding-up or reorganization of the Trust immediately followed by organization of another entity to which the assets in such dissolution, liquidation or winding-up are distributed, shall be deemed to be a dissolution, liquidation or winding-up, voluntary or involuntary, for the purposes of this subparagraph (4); provided that, in each case, effective provision is made in the charter of the resulting and surviving entity or otherwise for the recognition, preservation, and protection of the rights of the holders of the Series A Preferred Shares.

          (5)  Redemption.

               (a) Optional Redemption. On and after June 15, 2007, the Trust may, at its option, redeem in whole or in part, at any time or from time to time, the Series A Preferred Shares at a price per share (the "Series A Redemption Price"), of $500.00 per Series A Preferred Share, together with all accrued and unpaid distributions to and including the date fixed for redemption (the "Series A Redemption Date").

               (b)  Procedures for Redemption.

                         (i) Notice of any redemption will be given by publication in a newspaper of general circulation in The City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the Redemption Date. A similar notice of any redemption will be mailed by the Trust, postage prepaid, not less than 30 nor more than 60 days prior to the Series A Redemption Date, addressed to the holders of record of the Series A Preferred Shares to be redeemed at their addresses as they appear on the share transfer records of the Trust. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series A Preferred Shares except as to the holder to whom the notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which Series A Preferred Shares may be listed or admitted to trading, such notice shall state: (a) the Series A Redemption Date; (b) the Series A Redemption Price;
               (c) the number of Series A Preferred Shares to be redeemed; (d) the place or places where certificates representing such shares are to be surrendered for payment of the Series A Redemption Price; and (e) that distributions on the shares to be redeemed will cease to accrue on the Series A Redemption Date. If fewer than all the Series A Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares to be redeemed from such holder.

                         (ii) If notice has been mailed in accordance with
               subparagraph (5)(b)(i) above and provided that on or before the Series A Redemption Date specified in such notice all funds necessary for such redemption shall have been irrevocably set aside by the Trust, separate and apart from its other funds in trust for the pro rata benefit of the holders of the Series A Preferred Shares so called for redemption, so as to be, and to continue to be available therefor, then, from and after the Series A Redemption Date, distributions on the Series A Preferred Shares so called for redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding and shall not have the status of Series A Preferred Shares and all rights of the holders thereof as shareholders of the Trust (except the right to receive the Series A Redemption Price) shall cease. Upon surrender, in accordance with said notice, of the certificates for any Series A Preferred Shares so redeemed (properly endorsed or assigned for transfer, if the Trust shall so require and the notice shall so state), such Series A Preferred Shares shall be redeemed by the Trust at the Series A Redemption Price. In case fewer than all the Series A Preferred Shares represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed Series A Preferred Shares without cost to the holder thereof.

                         (iii) Any funds deposited with a bank or trust company for the purpose of redeeming Series A Preferred Shares shall be irrevocable except that:

                              (A) the Trust shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

                              (B) any balance of monies so deposited by the Trust and unclaimed by the holders of the Series A Preferred Shares entitled thereto at the expiration of two years from the applicable Series A Redemption Date shall be repaid, together with any interest or other earnings earned thereon, to the Trust, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Trust shall look only to the Trust for payment without interest or other earnings.

                         (iv) No Series A Preferred Shares may be redeemed
               except with funds legally available for the payment of the Series A Redemption Price. The Series A Redemption Price (other than any portion thereof consisting of accrued and unpaid distributions) shall be paid solely from the sales proceeds of other capital shares of beneficial interest of the Trust and not from any other source. For purposes of the preceding sentence, "capital shares of beneficial interest" means any equity securities (including common shares of beneficial interest and preferred shares), shares, interests, participations, or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing.

                         (v) Unless full accumulated distributions on all Series A Preferred Shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past Distribution Periods and the then current Distribution Period, no Series A Preferred Shares shall be redeemed (unless all outstanding Series A Preferred Shares are simultaneously redeemed) or purchased or otherwise acquired directly or indirectly (except by conversion into or exchange for capital shares of the Trust ranking junior to the Series A Preferred Shares as to distributions and upon liquidation); provided, however, that the foregoing shall not prevent the redemption of Series A Preferred Shares pursuant to Article VIII of the Amended and Restated Declaration of Trust or the purchase or acquisition of Series A Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Shares.

                         (vi) If the Series A Redemption Date is after a Record
               Date and before the related Quarterly Distribution Date, the distribution payable on such Quarterly Distribution Date shall be paid to the holder in whose name the Series A Preferred Shares to be redeemed are registered at the close of business on such Record Date notwithstanding the redemption thereof between such Record Date and the related Quarterly Distribution Date or the Trust's default in the payment of the distribution due.

                         (vii) In case of redemption of less than all Series A Preferred Shares at the time outstanding, the Series A Preferred Shares to be redeemed shall be selected pro rata from the holders of record of such shares in proportion to the number of Series A Preferred Shares held by such holders (with adjustments to avoid redemption of fractional shares) or by any other equitable method determined by the Trust.

          (6) Voting Rights. Except as expressly provided herein or as required by law, the holders of the Series A Preferred Shares shall not be entitled to vote at any meeting of the shareholders for election of trustees or for any other purposes or otherwise to participate in any action taken by the Trust or the shareholders thereof, or to receive notice of any meeting of shareholders.

               (a) In any matter in which the Series A Preferred Shares are entitled to vote (as expressly provided herein or as may be required by law), including any action by written consent, each Series A Preferred Share shall be entitled to 10 votes, each of which 10 votes may be directed separately by the holder thereof (or by any proxy or proxies of such holder). With respect to each Series A Preferred Share, the holder thereof may designate up to 10 proxies, with each such proxy having the right to vote a whole number of votes (totaling 10 votes per Series A Preferred Share).

               (b) Provided the Trust's Amended and Restated Declaration of Trust is amended to remove the provision in Section 6.1.2 thereof that prohibits Preferred Shares from having the right to elect one or more separate Trustees, whenever distributions on any Series A Preferred Shares shall be in arrears for six or more quarterly periods, the holders of the Series A Preferred Shares, voting separately as a class with all other series of preferred shares upon which like voting rights have been conferred and are exercisable, will be entitled to vote for the election of two additional Trustees of the Trust at a special meeting called by the holders of record of at least ten percent (10%) of any series of preferred shares so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders) or at the next annual meeting of shareholders, and at each subsequent annual meeting until all distributions accumulated on such Series A Preferred Shares for the past distribution periods and the then current distribution period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire Board of Trustees of the Trust will be increased by two Trustees. If and when all accumu-lated distributions on the Series A Preferred Shares have been declared and paid or set aside for payment in full, the holders of the Series A Preferred Shares shall be divested of the special voting rights provided by this subparagraph (b) of subparagraph (6). Upon termination of such special voting rights attributable to all holders of the Series A Preferred Shares, the term of office of each trustee elected by the holders of the Series A Preferred Shares and all other series of preferred shares upon which like voting rights had been conferred (a "Preferred Shares Trustee") pursuant to such special voting rights shall forthwith terminate and the number of trustees constituting the entire Board of Trustees shall be reduced by the number of Preferred Shares Trustees. Except as provided in the immediately preceding sentence, any Preferred Shares Trustee may be removed only by the vote of the holders of record of a majority of the outstanding Series A Preferred Shares and all other series of preferred shares of the Trust upon which like voting rights had been conferred, voting together as a separate class, at a meeting called for such purpose.

                    So long as any Series A Preferred Shares are outstanding, the number of trustees constituting the entire Board of Trustees of the Trust shall at all times be such that the exercise, by the holders of the Series A Preferred Shares and the holders of preferred shares of the Trust upon which like voting rights have been conferred, of the right to elect trustees under the circumstances provided above will not contravene any provision of the Trust's Amended and Restated Declaration of Trust restricting the number of trustees which may constitute the entire Board of Trustees.

                    Any vacancy in the office of a Preferred Shares Trustee may be filled by vote of the holders of record of a majority of the outstanding Series A Preferred Shares and all other series of preferred shares upon which like voting rights have been conferred.

               (c) So long as any Series A Preferred Shares remain outstanding, the Trust will not, without the affirmative vote or consent of the holders of at least two-thirds of the Series A Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of shares of beneficial interest ranking prior to the Series A Preferred Shares with respect to the payment of distributions or the distribution of assets upon liquidation, dissolution or winding-up or reclassify any authorized shares of beneficial interest of the Trust into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Trust's Amended and Restated Declaration of Trust or this Certificate of Designation whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Shares or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Series A Preferred Shares remain outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event, the Trust may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Series A Preferred Shares and provided further that (x) any increase in the amount of the authorized Preferred Shares or the creation or issuance of any other Series A Preferred Shares, or (y) any increase in the amount of authorized Series A Preferred Shares or any other Preferred Shares, in each case ranking on a parity with or junior to the Series A Preferred Shares with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding-up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series A Preferred Shares shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been irrevocably deposited in trust to effect such redemption.

          (7) Conversion. The Series A Preferred Shares are not convertible into or exchangeable for any other property or securities of the Trust.

          (8) Status. The Series A Preferred Shares shall constitute Shares as defined in Section 6.1 of the Amended and Restated Declaration of Trust, including for the purposes of Section 8.3 thereof.

2.   Exclusion of Other Rights.

     Except as may otherwise be required by law, the Series A Preferred Shares shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Designation and in the Trust's Amended and Restated Declaration of Trust (as such Certificate of Designation or Declaration of Trust may be amended from time to time). The Series A Preferred Shares shall have no preemptive or subscription rights.

3.   Severability of Provisions.

     If any voting powers, preferences and relative, participating, optional and other special rights of the Series A Preferred Shares and qualifications, limitations and restrictions thereof set forth in this Certificate of Designation (as such Certificate of Designation may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Series A Preferred Shares and qualifications, limitations and restrictions thereof set forth in this Certificate of Designation (as so amended) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional or other special rights of Series A Preferred Shares and qualifications, limitations and restrictions thereof herein set forth shall remain in full force and effect and shall not be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special right of Series A Preferred Shares and qualifications, limitations and restrictions thereof unless so expressed herein.

4. This Certificate of Designation has been duly adopted by the Board of Trustees of the Trust. Shareholder action or approval is not required.